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                                                                     EXHIBIT 10c








June 24, 1998


William R. Seelbach
Inverness Partners
Landmark Centre, Suite 180
25700 Science Park Drive
Beachwood, OH  44122


Dear Bill:

The purpose of this letter is to expand upon my offer letter to you of June 3, 1998.

Other than for reason of change in control of the Company, in the event your employment is involuntarily terminated by the Company during the first five years of your employment for any reason other than "cause," you would be eligible for a defined "Separation Package." In addition, if you terminate your employment for "good reason" during the first five years of your employment, you will also be eligible for the same defined "Separation Package."

"Cause" is defined as (a) the commission of an act which constitutes a felony;
(b) willful gross misconduct in performance of your duties which continues after written notice thereof and a reasonable opportunity to cure; or, (c) willful gross neglect of your duties which continues after written notice thereof and a reasonable opportunity to cure.

"Good reason" is defined as (a) any reduction of base salary or incentive compensation opportunity (annual or long term) and any significant reduction of the following: benefits, perquisites, title, status, position, responsibilities, or reporting relationships; (b) any requirement to relocate principal location of work in excess of fifty miles from your principal residence; (c) any requirement to travel out of the Northern Ohio area more than one-half of the business days in any fiscal quarter other than for extraordinary circumstances;
(d) your not becoming at least President and Chief Operating Officer of the Company within three years of generally full time employment with the Company, and; (e) any breach by the Company of the June 3, 1998 letter and/or this letter which is not promptly cured after written notice by you of such breach to the Company.

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William R. Seelbach
June 24, 1998
Page 2


"Separation Package" is defined as (a) one year of base rate compensation at the higher of the rate in effect at the time of separation or any prior base rate;
(b) all benefits to which one is entitled to under the specific provisions of such benefit plan documents, and; (c) a payment equivalent to 50% of the prior year's incentive compensation if such separation occurs within the first six months of the year and 100% if it occurs in the second six months of the year. The "Separation Package" will be paid within 30 days of such separation.

The option on 7,500 shares to be granted to you on date of hire will be priced on the average of the high and low stock price on the date of hire. This grant will have a term of ten years in accordance with the provisions of such grant.

Your initial allocation on the date of hire of performance restricted shares under the Stock Incentive Plan will be for a number of Company shares (or their equivalent) equal to $175,000 divided by the average of the high and low stock price on the date of hire.

Your base compensation will be reviewed annually for consideration of increases based upon performance and other reasonable criteria; provided however, that (a) each element of your compensation in any year will be either set as at least the second highest level in the Company or, where performance factors are involved, will have a reasonable probability of being at least the second highest level in the Company and (b) each element of your actual compensation will maintain (subject only to differential caused by relative achievement of performance targets established under individual compensation arrangements affecting incentive compensation, performance restricted stock and the like) at least the same approximate relative proportion as exists on your hiring date to the same elements of actual compensation of the next highest compensated executive of the Company.

The list of "Major Responsibilities" provided for in the June 3, 1998 letter is hereby amended to also provide that (a) all Alloy business employees and officers will report to you, (b) you will have hiring, firing and compensation authority with respect to all such officers and employees within the employment policies of the Company and subject to review of the Company's Executive Staff and/or CEO with respect to officers, and (c) you will have responsibility for corporate development activities of the Alloy business subject to review by the Executive Staff and/or CEO and Board of Directors.

The club for which dues will be reimbursed will be Kirtland Country Club or such other club as we might hereafter determine by mutual agreement.

Your incentive compensation for 1998 will be guaranteed at a minimum of $35,000 payable in March 1999. If Alloy performance is on plan for the second half of 1998, you will be awarded incentive compensation in the amount of $45,000. If Alloy performance
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William R. Seelbach
June 24, 1998
Page 3



for the second half of 1998 is over plan, you will be awarded incentive compensation in the same proportion as outlined in the annual plan for above target performance.

Any dispute or controversy arising under or in connection with this letter and the June 3, 1998 letter shall be settled exclusively by binding arbitration in Cleveland, Ohio, by three arbitrators. The selection of arbitrators and the arbitration shall be in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration.


Sincerely,

/s/ Gordon D. Harnett

Gordon D. Harnett


smz